[LOGO]
                                                                      Exhibit 1

                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
================================================================================
                                      NEWS
================================================================================
For Immediate Release                              Contact: Frank Meyer (CFO)
                                                            (712) 279-8790

                                                            Mark Rosenbury (CAO)
                                                            (712) 279-8756

             TERRA INDUSTRIES DELAYS REFINANCING, EXISTING LINES
                              CONSIDERED ADEQUATE

Sioux City, Iowa, (March 15, 2000) - Terra Industries Inc. (NYSE: TRA) reported today that the January 10, 2000 financing commitment received from Citibank, N.A., as Administrative Agent, and Salomon Smith Barney Inc., as Arranger, to refinance Terra's existing bank lines has expired. Citibank had offered to extend the commitment to March 31, 2000 but since the closing date of the financing remained indeterminate, Terra allowed the commitment to expire. While Terra will continue to evaluate with Citibank and other lenders various refinancing alternatives, its existing $63 million revolving credit agreement, which expires on December 31, 2002, is deemed adequate for the current year's needs.

Burton M. Joyce, President and CEO of Terra, said, "Our forecasts of the year's cash flows indicate that the existing revolving credit agreement provides sufficient funds to finance peak 2000 working capital requirements and maintain compliance with the agreement's earnings covenants. We will continue to explore refinancing alternatives to improve Terra's liquidity and provide more operating flexibility than our current bank debt. Given improvements we have seen in nitrogen prices over the past six months, we look forward to accomplishing those refinancing goals during the current year."

Terra Industries Inc., with 1999 revenues of $775 million, is a leading international producer of nitrogen products and methanol.

Information contained in this release, other than historical information, may be considered forward looking. Forward looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in agricultural regulations, and other risks detailed in the "Factors that Affect Operating Results" section of Terra's current annual report.

                                    (more)

                                    #  #  #

Note: Terra Industries' news announcements are also available on its web site, www.terraindustries.com, and by fax at no charge by calling 800-758-5804, code 437906.